Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated August 24, 2020 (including amendments thereto) with respect to the Common Shares of DIRTT Environmental Solutions Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 24, 2020	726 BF LLC

	By:	/s/ Peter Briger
		Name:	Peter Briger
		Title:	Managing Member

/s/ Peter Briger
PETER BRIGER

726 BC LLC

By:	/s/ Matthew Briger
	Name:	Matthew Briger
	Title:	Managing Member

/s/ Matthew Briger
MATTHEW BRIGER

/s/ Shaun Noll
SHAUN NOLL